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Filed pursuant to Rule 424(b)5
Registration Statement No. 333-183920 and
No. 333-208778

Prospectus Supplement
To Prospectus Dated January 12, 2016

Republic of Chile

US$1,541,831,000 3.860% Notes due 2047

         The 3.860% notes due 2047 (which we refer to as the "notes") will mature on June 21, 2047 and will bear interest at a rate of 3.860% per year. Interest on the notes is payable on June 21 and December 21 of each year, commencing on December 21, 2017. The notes are not redeemable prior to maturity.

         The notes will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Chile's outstanding public external indebtedness issued prior to December 2, 2014. Under these provisions, which are described beginning on page 9 of the accompanying prospectus dated January 12, 2016, Chile may amend the payment provisions of any series of debt securities (including the notes) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain "uniformly applicable" requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

         The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

         Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market.

         The underwriters expect to deliver the notes to purchasers on or about June 21, 2017.

         Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus supplement, together with the accompanying prospectus dated January 12, 2016, shall constitute a prospectus for the purpose of the Luxembourg law dated July 10, 2005 (as amended) on prospectuses for securities.

         ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC AND AMENDMENTS THERETO INCLUDING DIRECTIVE 2010/73/EU (THE "PROSPECTUS DIRECTIVE") MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

         The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about June 21, 2017, through the book-entry facilities of The Depository Trust Company, or DTC, and its direct or indirect participants including Euroclear S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Chile (before expenses)

Per note	99.841%	0.065%	99.776%(1)

Total for the notes	US$1,539,379,489	US$1,002,190	US$1,538,377,299

(1)
Plus accrued interest, if any, from June 21, 2017.

Joint lead managers and bookrunners

Citigroup	Goldman Sachs & Co. LLC	HSBC	J.P. Morgan

June 13, 2017

        We are responsible for the information contained in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement supplements the accompanying prospectus dated January 12, 2016, relating to Chile's debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

        You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. Chile has not authorized anyone else to provide you with different information. Chile and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

        Chile is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Chile confirms that:

  •
  the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of its date;

  •
  it has not omitted facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

  •
  it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

        In connection with the offering of the notes, J.P. Morgan Securities LLC, or any person acting for it, may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that J.P. Morgan Securities LLC, or any person acting for it, will undertake any stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the notes and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the J.P. Morgan Securities LLC, or any person acting for it, in accordance with all applicable laws and regulations.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

        This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Chile or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Chile nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Chile or the underwriters to publish a prospectus for such offer.

        In relation to each Member State of the European Economic Area, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the "Relevant Implementation Date"), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement (the "Securities") may not be made in that Member State except that an offer to the public in that Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative[s]; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of Securities shall require Chile or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Member State.

        This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each underwriter has represented, warranted and agreed that:

  A.
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to Chile; and

  B.
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

CERTAIN DEFINED TERMS AND CONVENTIONS

Defined Terms

        Terms used but not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus dated January 12, 2016.

Currency of Presentation

        Unless otherwise stated, Chile has converted amounts relating to a period into U.S. dollars ("U.S. dollars," "dollars" or "US$") or Chilean pesos ("pesos," "Chilean pesos" or "Ps.") using the average exchange rate for that period. For amounts at period end, Chilean pesos are translated into U.S. dollar amounts using the exchange rate at the period end. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

SUMMARY OF THE OFFERING

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you should consider before investing in the notes. You should read this prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Chile.
Aggregate Principal Amount	US$1,541,831,000.
Issue Price	99.841% plus accrued interest, if any, from June 21, 2017.
Maturity Date	June 21, 2047.
Form of Securities	Chile will issue the notes in the form of one or more registered global securities without coupons.
Denominations	Chile will issue the notes in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.
Interest	Chile will pay interest semi-annually, on June 21 and December 21 of each year, commencing on December 21, 2017. The notes will bear interest from June 21, 2017 at the rate of 3.860% per year.
Redemption	Chile may not redeem the notes before their maturity date. At the maturity date, Chile will redeem the notes at par.
Status
The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.
Concurrent Offering
On the date of this prospectus supplement, Chile is also offering €700,000,000 aggregate principal amount of its 1.875% Notes due 2030 (the "Euro notes") in an offering registered with the Securities and Exchange Commission ("SEC"). Application will be made to list the Euro notes on the official list of the Luxembourg Stock Exchange and to admit the Euro notes for trading on the Euro MTF market.
Withholding Tax and Additional Amounts
Chile will make all payments on the notes without withholding or deducting any taxes imposed by Chile or any political subdivision thereof or taxing authority therein, subject to certain specified exceptions. For more information, see "Description of the Securities—Debt Securities—Additional Amounts" in the accompanying prospectus.

Taxation	For a general summary of United States federal income tax consequences resulting from the purchase, ownership and disposition of a note, holders should refer to the discussion set forth under the heading "Taxation—United States Federal Taxation" in the accompanying prospectus.
Use of Proceeds
Chile is issuing the notes offered hereby contemporaneously with the offer to purchase. Chile expects to apply a portion of the proceeds of the notes to pay the purchase price for old notes that are validly tendered and accepted in the offer to purchase and the balance for general governmental purposes.
Further Issues
Chile may from time to time, without the consent of the holders, increase the size of the issue of the notes, or issue additional debt securities having the same terms and conditions as the notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that, for U.S. federal income tax purposes, are not issued pursuant to a "qualified reopening" of the notes, are not treated as part of the same "issue" as the notes, or have greater than a de minimis amount of original issue discount shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.
Listing	Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market.
Listing Agent	The Bank of New York Mellon SA/NV, Luxembourg Branch
Governing Law	State of New York.
Trustee	The Bank of New York Mellon.
Paying Agent and Transfer Agent in Luxembourg	The Bank of New York Mellon SA/NV, Luxembourg Branch

USE OF PROCEEDS

        The net proceeds to Chile from the sale of the notes will be approximately US$1,538,227,299, after deduction of the underwriting discount and certain expenses estimated at US$150,000 in the aggregate. Chile is issuing the notes offered hereby contemporaneously with the offer to purchase. Chile expects to apply a portion of the proceeds of the notes to pay the purchase price for old notes that are validly tendered and accepted in the offer to purchase and the balance for general governmental purposes.

RECENT DEVELOPMENTS

        The information contained in this section is included in Exhibit 99.D to Chile's annual report on Form 18-K for the fiscal year ended December 31, 2016. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

THE ECONOMY

Gross Domestic Product

        For the three months ended March 31, 2017, real GDP increased by 0.1% compared to the same period in 2016, consumption increased by 2.5% and exports decreased by 4.9%. During that period, aggregate domestic demand increased by 2.9%, gross fixed capital formation decreased by 2.4% and imports increased by 4.2%, in each case compared to the same period in 2016.

Economic Performance Indicators

        The following table sets forth certain macroeconomic performance indicators for the fiscal quarter indicated:

	Current Account (millions of US$)(1)	Real GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
2017
First quarter	(1,014.1)	0.1	2.9

(1)
Current account data for the periods indicated.

(2)
% change from previous year at period end.

Source: Chilean Central Bank.

        The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

GDP and Expenditures
(at current prices for period indicated, in billions of Chilean pesos)

	January/March 2016	January/March 2017
GDP	41,003	42,754
Aggregate Domestic Demand	40,008	42,360
Gross Fixed Capital Formation	8,990	8,838
Change in Inventories	(234)	442
Total Consumption	31,252	33,079
Private Consumption	26,129	27,371
Government Consumption	5,123	5,708
Total Exports	12,325	12,156
Total Imports	11,331	11,762
Net Exports	994	394

Source: Chilean Central Bank.

 GDP and Expenditure
(chained volume at previous period prices, in billions of Chilean pesos)

	January/March 2016	January/March 2017
GDP	35,919	35,967
Aggregate Domestic Demand	34,242	35,233
Gross Fixed Capital Formation	7,426	7,244
Change in Inventories	132	639
Total Consumption	26,685	27,349
Private Consumption	22,777	23,237
Government Consumption	3,915	4,113
Total Exports	11,333	10,774
Total Imports	9,668	10,073
Net Exports	1,666	702

Source: Chilean Central Bank.

Composition of Demand

        For the three months ended March 31, 2017, consumption, as a percentage of GDP and measured at current prices, increased from 76.2% to 77.4% compared to the same period in 2016. Gross fixed capital formation decreased from 21.9% of GDP to 20.7% of GDP in the first three months of 2017 compared to the same period in 2016. Exports decreased from 30.8% of GDP to 28.7% of GDP and imports accounted for 27.6% of GDP compared to 27.5% of GDP in the first three months of 2016.

        The following table presents GDP by categories of aggregate demand for the periods indicated:

GDP by Aggregate Demand
(percentage of total GDP, except as indicated)

	January/March 2016	January/March 2017
GDP (in billions of pesos)	41,003	42,754
Domestic Absorption	97.6	99.1
Total Consumption	76.2	77.4
Private Consumption	63.7	64.0
Government Consumption	12.5	13.4
Change in inventories	(0.6)	1.0
Gross Fixed Capital Formation	21.9	20.7
Exports of goods and services	30.8	28.7
Imports of goods and services	27.6	27.5

Source: Chilean Central Bank.

Savings and Investment

        For the three months ended March 31, 2017, total gross savings (or domestic gross investment) increased as a percentage of GDP as a consequence of an increase in external savings.

        The following table sets forth information for savings and investments for the periods indicated:

Savings and Investment
(% of GDP)

	January/March 2016	January/March 2017
National Savings	22.0	20.1
External Savings	(0.6)	1.6
Total Gross Savings or Domestic Gross Investment	21.4	21.7

Source: Chilean Central Bank.

Principal Sectors of the Economy

        For the three months ended March 31, 2017, nominal GDP increased by 4.3% compared to the same period in 2016 to Ps.42.8 billion. While the services sector increased by 1.3% and the manufacturing sector increased by 0.8%, the primary sector decreased by 7.8%. Growth was driven mainly by domestic absorption, which reached 99.1% of GDP.

        The following tables present the components of Chile's GDP and their respective growth rates for the period indicated:

Nominal GDP by Sector
(% of GDP, except as indicated)

	January/March 2016	January/March 2017
PRIMARY SECTOR:	14.0	14.1
Agriculture, livestock and forestry	5.7	5.1
Fishing	0.6	1.0
Mining	7.7	8.1
Copper	7.1	7.2
Other	0.7	0.8
MANUFACTURING SECTOR:	11.3	11.0
Foodstuffs, beverages and tobacco	4.7	5.1
Textiles, clothing and leather	0.2	0.2
Wood products and furniture	0.7	0.6
Paper and printing products	1.1	1.0
Chemicals, petroleum, rubber and plastic products	2.5	2.1
Non-metallic mineral products and base metal product	0.5	0.4
Metal products, machinery and equipment and miscellaneous manufacturing	1.6	1.7
SERVICES SECTOR:	66.4	66.3
Electricity, oil and gas and water	3.0	2.7
Construction	5.8	5.7
Trade and catering	10.8	10.9
Transport	5.4	5.1
Communications	2.9	2.9
Financial services	15.1	14.8
Housing	7.8	7.9
Personal services	10.6	11.3
Public administration	4.8	4.9
Subtotal	91.7	91.4
Net adjustments for payments made by financial institutions, VAT and import tariffs	8.3	8.6
Total GDP	100	100
Nominal GDP (millions of Pesos)	Ps. 41,002,864	Ps. 42,753,879

Source: Chilean Central Bank.

 Change in GDP by Sector
(% change from same period in previous year)

January/March 2017
PRIMARY SECTOR:	(7.8)
Agriculture, livestock and forestry	0.0
Fishing	34.0
Mining	(13.8)
Copper	(14.4)
Other	(7.3)
MANUFACTURING SECTOR:	0.8
Foodstuffs, beverages and tobacco	2.0
Textiles, clothing and leather	13.0
Wood products and furniture	4.9
Paper and printing products	(1.8)
Chemicals, petroleum, rubber and plastic products	(4.1)
Non-metallic mineral products and base metal products	(9.4)
Metal products, machinery and equipment and miscellaneous manufacturing	6.4
SERVICES SECTOR:	1.3
Electricity, oil and gas and water	(0.5)
Construction	(2.2)
Trade and catering	4.5
Transport	0.4
Communications	2.7
Financial Services	(1.6)
Housing	1.8
Personal Services	4.3
Public Administration	1.5
Subtotal	(0.4)
Net adjustments for payments made by financial institutions, VAT and import tariffs	3.8
Total GDP	0.1
Real GDP (chained volume at previous year prices)	Ps. 35,967,096

Source: Chilean Central Bank.

  Primary Sector

        The Chilean economy's primary sector's direct contribution to GDP was 14.1% in the first three months of 2017, compared to 14.0% in the same period in 2016.

  Agriculture, Livestock and Forestry

        The agriculture, livestock and forestry sector contributed US$2.0 billion in exports for the three months ended March 31, 2017, or 13.4% of exports by value, compared to US$2.2 billion, or 15.5%, during the same period in 2016.

  Fishing

        For the three months ended March 31, 2017, the estimated catch was 1,094 million tons, of which sea-caught products accounted for 76.2%, and aquaculture accounted for 23.8%, compared to an estimated catch of 687 million tons in the same period in 2016, of which sea-caught products accounted for 54.7% and aquaculture accounted for 45.3%.

  Mining

        For the three months ended March 31, 2017, the mining sector accounted for 8.1% of GDP, compared to 7.7% during the same period in 2016, reflecting the impact on this sector of the increase in international copper prices. However, the mining sector was adversely affected by a labor conflict and a strike that impacted Chile's largest copper mine, and contracted in real terms by 13.8% in the first three months of this year, compared to the same period in 2016. Mining products accounted for 48.2% and 48.0% of total exports, totaling approximately US$7.6 billion and US$7.2 billion for the first three months of each of 2017 and 2016, respectively.

  Manufacturing Sector

        The following table sets forth information regarding the output of manufacturing production for the periods indicated:

Output of Manufactured Products
(in billions of pesos and as a percentage of total)

	January/ March 2017
	(Ps.)	(%)
Foodstuffs, beverages and tobacco	2,183	46.3
Textiles, clothing and leather	76	1.6
Wood products and furniture	255	5.4
Paper and printing products	427	9.1
Chemicals, petroleum, rubber and plastic products	913	19.4
Non-metallic mineral products and base metal products	158	3.3
Metal products, machinery and equipment and miscellaneous manufacturing	706	15.0
Total	4,717	100.0

Source: Chilean Central Bank.

        For the three months ended March 31, 2017, the manufacturing sector increased by 0.8%, compared to the same period in 2016, mainly as a result of a an increase in the production of non-metallic mineral products and base metal products, which was offset by a decrease in the production of foodstuffs, beverages and tobacco.

        For the three months ended March 31, 2017, exports of manufactured foodstuff products increased to US$2.3 billion, compared to US$2.0 billion the same period in 2016.

        The chemicals, petroleum products, rubber and plastics industries exported approximately US$1.0 billion during the first three months of each of 2017 and 2016.

        For the three months ended March 31, 2017, wine exports increased to US$0.5 billion, compared to US$0.4 billion in the same period in 2016.

  Services Sector

  Energy

        For the three months ended March 31, 2017, the energy sector accounted for 2.7% of GDP, compared to 3.0% for the same period in 2016.

  Personal Services

        For the three months ended March 31, 2017, the personal services sector accounted for 11.3% of GDP, compared to 10.6% for the same period in 2016.

  Financial Services

        For the three months ended March 31, 2017, the financial services sector contributed 14.8% to GDP, compared to 15.1% for the same period in 2016.

        As of March 31, 2017, the market capitalization of the Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA) totaled US$ 842.7 billion compared to US$800.6 billion for the same period in 2016.

  Transport and Communications

        Transport.    For the three months ended March 31, 2017, the transport sector accounted for 5.1% of GDP, compared to 5.4% for the same period in 2016.

        Communications.    For the three months ended March 31, 2017, the communications sector remained at 2.9% of GDP, compared to the same period in 2016.

  Housing

        For the three months ended March 31, 2017, the housing sector accounted for 7.9% of GDP, compared to 7.8% in the same period in 2016.

  Public Administration

        For the three months ended March 31, 2017, the public administration sector accounted for 4.9% of GDP, compared to 4.8% in the same period in 2016.

Employment and Labor

Employment

        As of March 31, 2017, the rate of unemployment stood at 6.6% compared to 6.2% as of December 31, 2016.

        The following table presents information on employment and the labor force in Chile for the periods indicated:

Employment and Labor
(in thousands of persons or percentages)

Three months ended March 31, 2017
Nationwide:
Labor force	8,775
Employment	8,195
Participation rate (%)	59.5
Unemployment rate (%)	6.6
Santiago:
Labor force	3,167
Employment	2,922
Participation rate (%)	61.2
Unemployment rate (%)	7.7

Source: National Statistics Institute and University of Chile surveys.

        For the three months ended March 31, 2017, the manufacturing sector employed 10.8% of Chile's labor force and contributed 11.0% of GDP. For the same period, the agriculture, livestock, forestry and fishing sectors contributed 5.1% of GDP and employed 10.1% of Chile's labor force. The mining sector, however, accounted for 8.1% of GDP and employed only approximately 2.4% of Chile's labor force, due to the less labor-intensive nature of this sector.

        The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the periods indicated:

Employment(1)
(% of total labor force employed by sector)

Three months ended March 31, 2017
PRIMARY SECTOR	12.4%
Agriculture, livestock and forestry and fishing	10.1
Mining	2.4
MANUFACTURING SECTOR	10.8
SERVICES SECTOR	76.7
Electricity, gas and water	1.1
Construction	8.7
Trade and catering	19.4
Transport and communications	13.0
Financial services	1.9
Community and social services	32.6
TOTAL	100.0%

(1)
Constitutes an average across each period indicated.

Source: National Statistics Institute.

        For the three months ended March 31, 2017, women accounted on average for 41% of the total labor force.

        As of February 28, 2017, 9.1 million workers were enrolled in the unemployment insurance system, which manages total assets valued at US$6.8 billion, compared to US$6.2 billion as of August 31, 2016.

Wages

Real Wages
(% change from same period in 2016)

As of March 31, 2017(1)
Average real wages	1.5
Average change in productivity	(0.4)

(1)
Compared to the same period in 2016.

Sources: Chilean Central Bank and National Statistics Institute.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

        Chile's balance of payment recorded a deficit of US$(1,987) million for the three months ended March 31, 2017, compared to a surplus of US$137 million for the same period in 2016.

  Current Account

        Chile's current account recorded a deficit of 1.6% of GDP for the three months ended March 31, 2017, compared to a deficit of 0.6% of GDP for the three months ended March 31,2016.

        The merchandise trade surplus increased to US$1.0 billion for the three months ended March 31, 2017, from US$363 million for the same period in 2016.

        For the three months ended March 31, 2017, merchandise exports totaled US$15.8 billion compared to US$15.1 billion for the same period in 2016 and imports totaled US$14.6 billion, compared to US$12.9 billion for the same period in 2016.

  Capital Account and Financial Account

        Chile's capital account recorded a surplus of US$64 million for the three months ended March 31, 2017, compared to a surplus of US$2 million for the same period in 2016.

        The financial account registered a deficit of US$(1.2) billion and a deficit of US$(2.5) billion for the three months ended March 31, 2016 and 2017, respectively, which represented 2.0% of GDP in 2016 and (3.9)% of GDP in 2017, due to volatility of the financial account when measured for short periods.

        The following table sets forth Chile's Balance of Payments for the periods indicated:

Balance of Payments
(in millions of US$)

	January/March 2016		January/March 2017
Current account
Current account, net	US$	(363)	US$	(1,014)
Goods and Services, net		1,434		632
Merchandise Trade Balance		2,154		1,204
Exports		15,079		15,795
Imports		12,925		14,591
Services		(720)		(573)
Credits		2,412		2,687
Debits		3,132		3,260
Interest, net		(1,577)		(2,068)
Interest from investment		(1,529)		(2,020)
Interest from direct investment(1)		(1,481)		(1,930)
Abroad		598		1,104
From abroad		2,078		3,034
Interest from portfolio investment		(3)		(36)
Dividends		385		368
Interest		(387)		(404)
Interest from other investment		(46)		(54)
Credits		165		200
Debits		211		254
Current transfers, net		506		422
Credits		553		455
Debits		(47)		(33)
Capital and financial accounts
Capital and financial accounts, net		(1,164)		(2,466)
Capital account, net		2		64
Financial account, net		1,161		(2,530)
Direct investment, net		(2,560)		(635)
Direct investment abroad		1,389		1,854
Shares and other capital		877		591
Earnings reinvested		349		984
Other capital		163		279
Direct investment to Chile		3,949		2,490
Shares and other capital		1,851		708
Earnings reinvested		1,048		1,943
Other capital(2)		1,049		(162)
Portfolio investment, net		3,617		1,075
Assets		4,568		1,800
Liabilities		951		726
Derived financial instruments, net		169		(182)
Other Investment, net(3)		(201)		(800)
Assets		(841)		(2,007)
Commercial credits		55		(450)
Loans		(154)		158
Currency and deposits		(676)		(1,709)
Other assets		(67)		(6)
Liabilities		(640)		(1,207)
Commercial credits		(664)		(69)
Loans(3)		(135)		(1,111)
Currency and deposits		160		(27)
Other liabilities		0		0
Assets in reserve, net		137		(1,987)
Errors and omissions, net		796		(1,580)
Financial account (excluding change in reserves)	US$	(1,024)	US$	543

Total balance of payments	US$	137	US$	(1,987)

(1)
Includes interest.

(2)
Net flows of liabilities by loans.

(3)
Short term net flows.

Source: Chilean Central Bank.

Merchandise Trade

        The primary countries of origin of Chile's imports for the three months ended March 31, 2017 were China (from where 22.8% of total imports originated), the United States (18.1%), Brazil (8.1%), Argentina (4.5%), Germany (4.1%) and France (2.0%). The primary destinations of Chile's exports for the three months ended March 31, 2017, were China (which received 24.1% of total exports), the United States (17.1%), Japan (9.8%), South Korea (6.0%), Brazil (5.0%), Mexico (1.9%) and Taiwan (1.8%). The origins and destinations of Chile's exports for the three months ended March 31, 2017 have remained stable compared to the same period in 2016, except for exports to China that have decreased from 28.8% to 24.1%. During the three months ended March 31, 2017, Chile's exports to Asia, as a percentage of total assets, decreased from 50.6% to 47.5%, while Chile's exports to North America increased from 19.4% to 21.5%, as compared to the same period in 2016. Further, Chile's geographical distribution of its imports during the three months ended March 31, 2017, experienced some changes, for example, imports from South America and North America (as a percentage of total imports) increased from 16.5% to 20.1% and 21.9% to 22.8% respectively, while imports from Asia have decreased from 37.1% to 35.7%.

        In the three months ended March 31, 2017, merchandise exports totaled US$15.8 billion and imports totaled US$15.5 billion. Intermediate goods, such as oil and others fossil fuels, accounted for 49.2% of total imports in the three months ended March 31, 2017 compared to 48.5% for the same period in 2016. Consumer goods imports amounted to 31.3% in the three months ended March 31, 2017 compared to 29.4% for the same period in 2016. Imports of capital goods accounted for 19.5% of total imports for that period compared to 22.2% for the same period in 2016.

        The following tables set forth information regarding exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	January/March 2016	January/March 2017
EXPORTS (FOB)
Americas:
Argentina	1.0%	1.4%
Brazil	4.5%	5.0%
Mexico	2.1%	1.9%
United States	15.5%	17.1%
Other	10.5%	11.5%

Total Americas:	33.5%	37.0%
Europe:
France	1.3%	1.2%
Germany	1.2%	1.6%
Italy	1.2%	1.2%
United Kingdom	1.2%	1.1%
EFTA	0.8%	0.6%
Other	8.5%	8.7%

Total Europe:	14.2%	14.4%
Asia:
Japan	8.7%	9.8%
South Korea	6.8%	6.0%
Taiwan	1.8%	1.8%
China	28.8%	24.1%
Other	4.4%	5.8%

Total Asia:	50.6%	47.5%
Other:(1)	1.6%	1.2%

Total exports:	100.0	100.0

IMPORTS (CIF)
Americas:
Argentina	4.0%	4.5%
Brazil	7.2%	8.1%
United States	17.5%	18.1%
Other	11.1%	13.9%

Total Americas:	39.8%	44.6%
Europe:
France	3.9%	2.0%
Germany	3.8%	4.1%
Italy	1.9%	1.7%
United Kingdom	0.9%	0.8%
EFTA	0.7%	0.5%
Other	8.6%	7.0%

Total Europe:	19.9%	16.2%
Asia:
Japan	3.6%	3.4%
South Korea	2.6%	3.5%
Taiwan	0.6%	0.4%
China	24.9%	22.8%
Other	5.4%	5.6%

Total Asia:	37.1%	35.7%
Other:(1)	3.2%	3.6%

Total imports:	100.0	100.0

(1)
Includes Africa, Oceania and other countries, including countries in tax free zones.

Source: Chilean Central Bank.

Services Trade

        For the three months ended March 31, 2017, exported services increased by 11.4% and imported services increased by 4.1%, compared to the same period in 2016.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy, General Overview

Inflation

        As of March 31, 2017, the inflation rate stood at 2.7% (year-on-year). The TPM, decreased to 3.1% throughout the first quarter of 2017.

        The following table shows changes in the CPI and the PPI for the periods indicated.

Inflation

	Percentage Change from Previous Year at Period End (%)
	CPI	PPI(1)
2017 (March)(2)(3)	2.7	7.6

(1)
Manufacturing, mining and electricity, water and gas distribution industries.

(2)
CPI data for 2017 corresponds to variation from March 2016 to March 2017.

(3)
PPI data for 2017 corresponds to variation from March 2016 to March 2017.

Source: CPI, Chilean Central Bank. PPI, National Institute of Statistics

Exchange Rate Policy

        The dollar discontinued its appreciation, with the Chilean peso trading at Ps. 662.7/US$ 1.00 on March 31, 2017, after reaching a rate of Ps. 673.4/ US$ 1.00 on January 4, 2017.

        The following table shows the high, low, average and period-end peso/U.S. dollar exchange rate for the first quarter of 2017.

Observed Exchange Rates(1)
(pesos per US$)

	High	Low	Average(2)	Period-End
Three Months Ended March 31, 2017	673.4	638.4	655.2	662.7

(1)
The table presents the annual high, low, average and period-end observed rates for the period.

(2)
Represents the average of average monthly rates for the periods indicated.

Source: Chilean Central Bank.

International Reserves

        International reserves of the Chilean Central Bank totaled approximately US$39.0 billion as of March 31, 2017.

        The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of March 31, 2016	As of March 31, 2017
Chilean Central Bank:
Assets:
Gold	10	10
SDRs	762	734
Reserve position in the IMF	231	217
Foreign exchange and bank deposits	5,680	5,591
Securities	32,847	32,465
Other assets	23	4
Total	39,553	39,022

Liabilities:
Reciprocal Credit Agreements	—	—
Bonds and promissory notes	582	511
Accounts with international organizations	86	85
SDR allocations	1,151	1,109
Total	1,819	1,705

Total international reserves, net	37,734	37,317

Source: Chilean Central Bank

Money Supply

        The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)
(in billions of pesos)

	As of March 31, 2016	As of March 31, 2017
Currency in circulation	5,684	6,088
Bank reserves	39,553	39,022
Monetary base	9,965	10,171

(1)
There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

 Monetary Aggregates
(in billions of pesos)

As of March 31, 2017
Currency in circulation	6,088
Demand deposits at commercial banks	23,313

M1(1)	29,401
Total time and savings deposits at banks	75,488
Others	1,166

M2(2)	106,055
Foreign currency deposits at Chilean Central Bank	15,525
Documents of Chilean Central Bank	8,640
Letters of Credit	259
Private Bonds	20,877
Others	38,131

M3(3)	189,488

(1)
M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2)
M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3)
M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds' and pension funds' investments in M3 securities).

Source: Chilean Central Bank.

        The following table shows selected monetary indicators for the periods indicated:

Selected Monetary Indicators
(in % change from same period in 2016)

January/March 2017
M1 (% change)	6.8
M2 (% change)	5.3
Credit from the financial system (% change)(1)	(0.2)
Average annual peso deposit rate(2)	0.3

(1)
As of February 2017.

(2)
Represents real interest rates for a period of 120 to 365 days.

Source: Chilean Central Bank.

        The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of pesos)

	As of February 28,
	2016	2017
Liquidity aggregates (at period end)	9,881.9	10,225.2
Monetary base:
Currency, excluding cash in vaults at banks	5,701.5	6,118.7
M1(1)	28,335.8	29,083.7
M2(2)	100,423.0	103,731.2
M3(3)	173,792.3	187,033.0
Credit aggregates (at period end):
Private sector credit	132,031.7	138,040.2
Public sector credit	–551.5	–1,368.2

Total domestic credit(4)	105,811.9	109,332.0

Deposits(4):
Chilean peso deposits	113,536.9	120,415.9
Foreign-currency deposits	20,998.6	21,541.0

Total deposits	134,535.5	141,956.9

(1)
Currency in circulation plus peso-denominated demand deposits.

(2)
M1 plus peso-denominated savings deposits.

(3)
M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at Chilean Central Bank.

(4)
Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

Financial Sector

  General Overview of Banking System

        The following tables provide certain statistical information on the financial system:

	As of March 31, 2016
	Assets		Loans		Deposits		Shareholders' Equity(1)
	Amount	Market Share	Amount	Market Share	Amount	Market Share	Amount	Market Share
Domestically owned private-sector banks	252,355	83.7%	180,304	86.2%	142,924	81.6%	20,222	88.4%
Foreign-owned private-sector banks	1,253	0.4%	129	0.1%	219	0.1%	458	2.0%

Private-sector total	253,607	84.2%	180,433	86.2%	143,143	81.7%	20,681	90.4%
Banco Estado	47,735	15.8%	28,857	13.8%	32,033	18.3%	2,203	9.6%

Total banks	301,342	100.0%	209,290	100.0%	175,177	100.0%	22,884	100.0%

	As of March 31, 2017
	Assets		Loans		Deposits		Shareholders' Equity(1)
	Amount	Market Share	Amount	Market Share	Amount	Market Share	Amount	Market Share
Domestically owned private-sector banks	268,867	83.2%	196,764	86.1%	148,764	81.0%	23,575	89.2%
Foreign-owned private-sector banks(2)	1,623	0.5%	115	0.1%	193	0.1%	490	1.9%

Private-sector total	270,489	83.7%	196,879	86.2%	148,956	81.1%	24,066	91.0%
Banco Estado	52,572	16.3%	31,592	13.8%	34,680	18.9%	2,375	9.0%

Total banks	323,061	100.0%	228,471	100.0%	183,636	100.0%	26,440	100.0%

(1)
Corresponds to the "Capital Básico". This item included capital and reserves.

(2)
Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks would be as follows: as of March 31, 2016: assets: 30.6%, loans: 30.9%, deposits: 27.5%, shareholders' equity: 31.6%, and as of March 31, 2017: assets: 31.1%, loans: 31.1%, deposits: 28.0%, shareholders' equity: 30.1%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: SBIF.

        The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the period indicated:

	As of March 31, 2016
	in billions of Pesos	Market Share %
Banco Santander-Chile	34.8	17.0%
Banco Estado	32.6	15.8%
Banco de Chile	31.1	15.1%
Banco de Crédito e Inversiones	29.4	14.3%
Itaú Corpbanca	29.9	14.6%
Other banks	47.6	23.2%

Total Banking System	205.5	100.0%

Source: SBIF.

	As of March 31, 2017
	in billions of Pesos	Market Share %
Banco Santander-Chile	36.7	17.2%
Banco de Chile	34.8	16.3%
Banco Estado	31.8	14.9%
Itaú Corpbanca	31.2	14.6%
Banco de Crédito e Inversiones	29.0	13.6%
Other banks	50.1	23.5%

Total Banking System	213.6	100.0%

Source: SBIF.

        The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Indicators of Financial System Efficiency
(%)

	Three months ended
	March 31, 2016	March 31, 2017
Return on assets	0.2	0.3
Return on equity	3.0	3.5
Non-performing loans as a percentage of total loans	0.9	0.8
Gross operational margin/assets	1.1	1.1
Operating expenses/operating revenue	51.1	48.8
Operating expenses/average total assets	0.5	0.5
Regulatory capital to risk-weighted assets	12.9	13.6

Source: SBIF.

Stock Exchanges

        The table below summarizes recent value and performance indicators for the Santiago Stock Exchange:

Indicators for the Santiago Stock Exchange

As of March 31,	Market Capitalization (in billions of US$)	Annual Trading Volume (in billions of US$)	IGPA(1)	IPSA(2)
2017	237.9	n.a.	23,967.87	4,783.42

(1)
The General Stock Price Index (Índice General de Precios de Acciones, or IGPA) is an index weighted by market capitalization that measures the price variations of any stocks listed on the Santiago Stock Exchange with an annual trading volume of at least UF10,000 (US$399,479 as of March 31, 2017).

(2)
The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or IPSA) is an index tied to the stocks on the Santiago Stock Exchange with a market capitalization of at least US$200 million.

Source: Santiago Stock Exchange.

  Institutional Investors

        The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the indicated dates:

Total Assets of Institutional Investors (in billions of US$)

As of March 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
2016	163.3	43.2	40.1	n.a.	n.a.	246.6
2017	186.2	47.8	51.4	n.a.	n.a.	285.4

(1)
Includes international investment funds.

Source: SVS, SP.

Pension Funds and the Chilean Pension System

        As of March 31, 2017, the pension funds held aggregate financial assets totaling approximately US$186.7 billion.

PUBLIC SECTOR FINANCES

Public Sector Accounts and Fiscal Statistics

Fiscal Responsibility Law

  Pension Reserve Fund

        The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund ("FRP") for the three months ended March 31, 2017, as well as the total assets of the FRP at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at March 31, 2017 (in millions of US$)
For the three months ended March 31, 2017	0	0	9,096.99

  Economic and Social Stabilization Fund

        The table below sets forth the total contribution to, and total withdrawals from, the Economic and Social Stabilization Fund ("FEES") as of March 31, 2017, as well as the total assets of the FEES at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at March 31, 2017 (in millions of US$)
For the three months ended March 31, 2017	0	0	14,070.31

Budget Law and Political Initiatives

        The following table sets forth a summary of public sector accounts during the three months ended March 31, 2016 and 2017 (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

Public Sector Finances
(in billions of US$ and % of total GDP)

	January 1, 2016 - March 31, 2016		January 1, 2017 - March 31, 2017
	(US$)	(%)	(US$)	(%)
Current Revenues and Expenditures
Revenues	14.3	5.9%	14.8	5.7%
Net taxes(1)	11.5	5.1%	11.9	4.6%
Copper revenues(2)	0.2	0.1%	0.2	0.1%
Social Security contributions	1.0	0.3%	1.0	0.4%
Donations	0.0	0.0%	0.0	0.0%
Real property incomes	0.2	0.1%	0.2	0.1%
Operational revenues	0.4	0.1%	0.4	0.1%
Other revenues	1.0	0.2%	1.0	0.4%
Expenditures	12.4	4.7%	12.8	5.0%
Wages and salaries	3.2	1.2%	3.3	1.3%
Goods and services	1.1	0.4%	1.1	0.4%
Interest on public debt	0.9	0.3%	1.0	0.4%
Transfer payments	4.6	1.7%	4.7	1.8%
Transfers to social security	2.6	1.0%	2.7	1.1%
Others	0.0	0.0%	0.0	0.0%
Capital Revenues and Expenditures
Revenues
Asset sales	0.0	0.0%	0.0	0.0%
Expenditures
Investment	0.9	0.4%	0.9	0.3%
Capital transfers	1.0	0.4%	1.0	0.4%
Central government balance	1.2	0.5%	0.1	0.0%

(1)
Taxes collected net of refunds.

(2)
Excludes transfers from Codelco under Law No. 13,196. This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco's revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government's current revenues. Defense spending is considered an extra-budgetary expense in accordance with IMF accounting guidelines.

Source: Chilean Budget Office.

Government Revenue

Taxation

        Tax revenues accounted for 4.6% of GDP for the first three months of 2017, compared to 5.1% of GDP for the same period in 2016.

Government-owned Enterprises

        The following table sets forth the government's share ownership and total assets of the principal state-owned enterprises as of March 31, 2017, and revenue and net income (loss) for the three month period ended March 31, 2017:

	Percentage of State Ownership as of March 31, 2017	Total Assets as of March 31, 2017 (in millions of US$)	Revenue for the three month period ended March 31, 2017 (in millions of US$)	Net Income (Loss) for the three month period ended March 31, 2017 (in millions of US$)
Main Public Sector Enterprises:
Banco Estado (financial)	100.0	52,456	497.3	69.2
Codelco (copper)	100.0	33,376	3,028.2	42.4
ENAP (oil and gas)	100.0	6,129	1,577.4	10.0
Enami (mining)	100.0	754	289.5	(9.1)
EFE (railway)	100.0	n.a	n.a	n.a
Metro S.A. (Santiago's subway)	100.0	6,902	112.8	(13.9)

n.a.= Not available for the three month period ended March 31, 2017.

Source: Chilean Budget Office.

  Banco Estado

        In the three month period ended March 31, 2017, Banco Estado recorded revenues of US$497 million, an 13.3% increase compared to the same period in 2016. In the three month period ended March 31, 2017, Banco Estado had a net income of US$69 million, a 17.3% decrease compared to the same period in 2016.

  Codelco

        In the three month period ended March 31, 2017, Codelco recorded revenues of US$3,028 million, an 11.4% increase compared to the same period in 2016. In the three month period ended March 31, 2017, Codelco had a net profit of US$42 million, a 134% increase compared to the same period in 2016.

  ENAP

        In the three month period ended March 31, 2017, ENAP recorded revenues of US$1,577 million, an 40.5% increase compared to the same period in 2016. In the three month period ended March 31, 2017, ENAP had a net income of US$10 million, a 74.4% decrease compared to the same period in 2016.

  Enami

        In the three month period ended March 31, 2017, Enami recorded revenues of US$290 million, a 3.3% increase compared to the same period in 2016. In the three month period ended March 31, 2017, Enami had a net loss of US$(9.1) million, a 71.7% increase compared to the same period in 2016.

  EFE

        In 2015, the latest available data, EFE had operating revenues derived from passenger transport (54.2%), cargo (30.0%) and real estate management (15.8%).

  Metro

        In the three month period ended March 31, 2017, Metro recorded revenues of US$113 million, an 8.4% increase compared to the same period in 2016. In the three month period ended March 31, 2017, Metro had a net loss of US$14 million, a 157.5% decrease compared to the same period in 2016.

DESCRIPTION OF THE NOTES

        Chile will issue the notes under the indenture entered into on December 12, 2014, as supplemented by the first supplemental indenture dated as of May 27, 2015, between Chile and The Bank of New York Mellon, as trustee. The indenture, as it may be amended from time to time, is referred to herein as the "indenture." The information contained in this section summarizes the principal terms of the notes. The prospectus to which this prospectus supplement is attached contains a summary of the indenture and other general terms of the notes. You should review the information contained herein and in the accompanying prospectus. You should also read the indenture and the form of the notes before making your investment decision. Chile has filed a form of the indenture with the SEC. Copies of the indenture will also be made available at the offices of the trustee.

        On the date of this prospectus supplement, Chile is also offering the Euro notes. The Euro notes will also be issued under the indenture and will be a further issuance of, and will be consolidated, form a single series, and be fully fungible with our outstanding 1.875% Notes due 2030 issued in aggregate principal amount of €950,000,000 on May 27, 2015. See "Summary of the Offering—Concurrent Offering."

General Terms of the Notes

        The notes will:

  •
  be issued on or about June 21, 2017 in an aggregate principal amount of US$1,541,831,000;

  •
  mature on June 21, 2047;

  •
  be issued in denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

  •
  bear interest at a rate of 3.860% per year, commencing on June 21, 2017 and ending on the maturity date. Interest on the notes will be payable semi-annually on June 21 and December 21 of each year, commencing on December 21, 2017. Interest on the notes in respect of any period of less than one year will be computed on the basis of a 360-day year of twelve, 30-day months;

  •
  pay interest to persons in whose names the notes are registered at the close of business on June 6 and December 6, as the case may be, preceding each payment date;

  •
  constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged;

  •
  rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile (it being understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness);

  •
  be represented by one or more global securities in book-entry, registered form only;

  •
  be registered in the name of a nominee of The Depository Trust Company ("DTC"), and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme ("Clearstream, Luxembourg");

  •
  not be redeemable before maturity; and

  •
  contain "collective action clauses" under which Chile may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

Payments of Principal and Interest

        For purposes of all payments of interest, principal or other amounts contemplated herein, "business day" means any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation, or executive order to close in New York City.

        If any date for an interest or principal payment on a note is not a business day, Chile will make the payment on the next business day. No interest on the notes will accrue as a result of any such delay in payment.

        If any money that Chile pays to the trustee or to any paying agent to make payments on any notes is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile's written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Chile will hold the unclaimed money in trust for the relevant holders until five years from the date on which the payment first became due.

Paying Agents; Transfer Agents; Registrar

        Until the notes are paid, Chile will maintain a principal paying agent and a registrar in the City of New York. Chile has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the register will be maintained. In addition, Chile will maintain a paying agent and a transfer agent in Luxembourg where the notes can be presented for transfer or exchange for so long as any such series is listed on the official list of the Luxembourg Stock Exchange. Chile has initially appointed The Bank of New York Mellon SA/NV, Luxembourg Branch, located at Vertigo Building-Polaris, 2-4 rue Eugéne, Ruppert, L-2453, Luxembourg, to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Further Issues

        Chile may from time to time, without the consent of the holders, increase the size of the issue of the notes, or issue additional debt securities having the same terms and conditions as the notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Notices

        So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Chile will publish notices in a leading newspaper with general circulation in Luxembourg, expected to be the Luxemburger Wort, or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu) is not practicable, Chile will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

        In addition to the above, Chile will mail notices to holders at their registered addresses. So long as DTC, or its nominee, is the registered holder of a global security or securities, each person owning a beneficial interest in a global security or securities must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global security or securities that is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest to receive notices provided to DTC.

UNITED STATES FEDERAL INCOME TAXATION

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of the notes. This summary applies to a beneficial owner of the notes that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the notes (a "U.S. Holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with a U.S. Holder that purchases the notes at the initial issue price indicated on the cover of this offering memorandum and that will hold the notes as "capital assets" for U.S. federal income tax purposes. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect the mark to market method of accounting with respect to their securities holdings, persons that will hold the notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, entities or arrangements taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, non-resident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a "functional currency" other than the U.S. dollar.

        This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding the notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

  Payments or Accruals of Interest

        Payments or accruals of interest on the notes (i.e., without reduction for Chilean withholding taxes) will be taxable to a U.S. Holder as ordinary interest income at the time that such amounts are received or accrued in accordance with the U.S. Holder's regular method of tax accounting. It is anticipated that the notes will not be issued with original issue discount ("OID") that is equal to or in excess of a de minimis amount. If the notes are issued with OID that is equal to or in excess of such de minimis amount, a U.S. Holder will be required to include the OID in ordinary income during the term of the notes on a constant accrual basis, regardless of the U.S. Holder's method of accounting. The remainder of this discussion assumes that the notes are not issued with OID that is equal to or in excess of such de minimis amount.

        The Chilean withholding tax imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. Holder's federal income tax liability or, at the U.S. Holder's election, for deduction in computing the U.S. Holder's taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). However, as described below, it is not certain that a U.S. Holder will be able to obtain a foreign tax credit for this Chilean withholding tax.

        Interest paid on the notes generally will constitute foreign source passive category income. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on the U.S. Holder's particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, a U.S. Holder may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on behalf of the U.S. Holder. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include the U.S. Holder's books of account and the rates of taxation prevailing in Chile during the relevant period. U.S. Holders should consult their own tax advisors regarding the application of foreign tax credit rules to the acquisition, ownership or disposition of the notes and the treatment of Additional Amounts.

  Purchase, Sale and Retirement of Notes

        A U.S. Holder's tax basis in the notes generally will be the purchase price of the notes. A U.S. Holder generally will recognize gain or loss on the sale, exchange, retirement or other taxable disposition of the notes equal to the difference between the amount realized on the transaction (less any amount attributable to accrued but unpaid interest, including any additional amounts, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and the U.S. Holder's tax basis in the notes.

        The gain or loss that a U.S. Holder recognizes on the sale, exchange, retirement or other taxable disposition of the notes generally will be capital gain or loss. The gain or loss on the sale, exchange, retirement or other taxable disposition of the notes will be long-term capital gain or loss if, at the time of disposition, the notes have been held for more than one year. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

  Information Reporting and Back-up Withholding

        Payments on the notes to certain U.S. Holders may be reportable to the IRS. A U.S. Holder may be subject to backup withholding on the payments received on the notes unless the U.S. Holder is a corporation or comes within certain other exempt categories and demonstrates this fact, or provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against the U.S. Holder's federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

  Specified Foreign Financial Assets.

        Individual U.S. Holders that own "specified foreign financial assets" with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. "Specified foreign financial assets" include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the notes, including the application of the rules to their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

        Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., and J.P. Morgan Securities LLC are acting as underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement related to the notes (the "USD underwriting agreement") dated as of June 13, 2017, the underwriters have severally and not jointly agreed to purchase, and Chile has agreed to sell to the underwriters, the principal amount of notes set forth opposite the underwriters' names.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc	US$385,457,000
Goldman Sachs & Co. LLC	385,457,000
HSBC Securities (USA) Inc	385,457,000
J.P. Morgan Securities LLC	385,460,000

Total	US$1,541,831,000

        The USD underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions.

        The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering prices. The bonds may be offered and sold through certain of the underwriters' affiliates. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriting discount that Chile is to pay to the underwriters in connection with this offering is 0.065% of the principal amount of the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        Stabilizing transactions may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Any stabilization may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

        Delivery of the notes is expected on or about June 21, 2017, which will be the sixth business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the settlement date may be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the settlement date should consult their own advisor.

        Chile estimates that its total expenses for this offering will be approximately US$150,000, a portion of which will be paid by the underwriters.

        If any of the underwriters or their affiliates has a lending relationship with Chile, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chile consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Chile's securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

        Chile has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The notes are offered for sale in the United States, the Americas, Europe and Asia, in jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

        The underwriters will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Chile, except as set forth in the USD underwriting agreement.

Conflict of Interest

        As described under the "Use of Proceeds," a portion of the net proceeds of this offering is expected to be used to fund the purchase of old notes.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Chile or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Chile nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Chile or the underwriters to publish a prospectus for such offer.

        In relation to each Member State of the European Economic Area, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the "Relevant Implementation Date"), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement (the "Notes") may not be made in that Member State except that an offer to the public in that Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative[s]; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of the Notes shall require Chile or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Member State.

        This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each underwriter has represented, warranted and agreed that:

  A.
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to Chile; and

  B.
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Netherlands

        The Notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Hong Kong

        The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong, including in circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Taiwan

        Each underwriter has represented and warranted that the offer of the Notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the Notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds may not be circulated or distributed, nor may the Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

        The Notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Republic of Korea

        Each underwriter has represented and agreed that the Notes have not been and will not be offered, delivered or sold directly or indirectly in Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations. Each underwriter has undertaken to ensure that any securities dealer to which it sells the Notes confirms that it is purchasing such Notes as principal and agrees with such Underwriter that it will comply with the restrictions described above.

China

        Each underwriter has represented, warranted and undertaken that, other than to qualified domestic institutional investors, the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in China (for such purposes, not including Hong Kong and Macau Special Administrative Regions of China or Taiwan), except as permitted by the securities laws of China.

VALIDITY OF THE NOTES

        The following persons will give opinions regarding the validity of the notes:

  •
  For Chile:

  •
  Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Chile; and

  •
  Morales & Besa Ltda., special Chilean counsel to Chile.

  •
  For the underwriters:

  •
  Shearman & Sterling LLP, special New York counsel to the underwriters; and

  •
  Philippi, Prietocarrizosa, Ferrero DU & Uría SpA, special Chilean counsel to the underwriters.

        As to all matters of Chilean law, Cleary Gottlieb Steen & Hamilton LLP may rely on, and assume the correctness of, the opinion of Morales & Besa Ltda., and Shearman & Sterling LLP may rely on, and assume the correctness of, the opinion of Philippi, Prietocarrizosa, Ferrero DU & Uría SpA.

        All statements with respect to matters of Chilean law in this prospectus supplement and the prospectus have been passed upon by Morales & Besa Ltda. and Philippi, Prietocarrizosa, Ferrero DU & Uría SpA.

GENERAL INFORMATION

Authorization

        The Executive Power of Chile has authorized the issuance of the notes by Article 3 of Law No. 20,981, published in the Official Gazette of December 15, 2016, and Supreme Decree No. 379, of March 22, 2017. Chile has obtained, or will obtain before the issue date for the notes, all other consents and authorizations (if any) necessary under Chilean law for the issuance of the notes.

Litigation

        Except for the litigation described under "Government Expenditures—Government Litigation" in Chile's annual report on Form 18-K, as amended, Chile is not involved in any legal or arbitration proceedings (including any such proceedings that are pending or, to Chile's knowledge, threatened) relating to claims or amounts that could have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on Chile's financial position taken as a whole.

Clearing

        Chile has applied to have the notes accepted into DTC's book-entry settlement system. The notes have been accepted for clearance through the clearing systems of Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code
168863CE6	US168863CE60	162411667

Listing

        Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market.

        As long as the notes are listed on the official list of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market, you may receive free of charge copies of the following documents at the offices of the listing agent or the Luxembourg paying and transfer agents on any business day:

  •
  this prospectus supplement and the accompanying prospectus;

  •
  the indenture (together with any supplements) attaching the forms of the notes;

  •
  English translation of the Supreme Decree authorizing the issuance of the notes;

  •
  any other documents filed by Chile with the SEC; and

  •
  copies of the most recent annual economic report of Chile.

        The notes will be issued in registered, book-entry form through the facilities of DTC, and will be issued in certificated form only under the limited circumstances described in the accompanying prospectus. For so long as the notes are listed on the official list of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market, if the notes are ever issued in certificated form:

  •
  certificated notes will be delivered by the trustee as described in the accompanying prospectus and at the offices of the Luxembourg paying agent;

  •
  holders of notes in certificated form will be able to transfer or exchange their notes at the offices of the Luxembourg transfer agent; and

  •
  certificated notes may be presented and surrendered at the offices of the Luxembourg paying agent for payments of interest and/or principal.

        Chile has initially appointed The Bank of New York Mellon SA/NV, Luxembourg Branch to serve as its Luxembourg paying agent and transfer agent. You can contact the listing agent and the Luxembourg paying agent and transfer agent at the addresses listed on the inside back cover of the prospectus supplement.

Where You Can Find More Information

        Chile has filed registration statements relating to its notes, including the notes offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements.

        You can request copies of the registration statements, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC's public reference room in Washington D.C.:

  SEC Public Reference Room
  100 F Street, N.E.
  Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information. These documents are also available to the public from the SEC's web site at http://www.sec.gov.

PROSPECTUS

Republic of Chile

Debt Securities and Warrants

        The Republic of Chile may from time to time offer and sell its debt securities and warrants in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Chile may also offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Chile may offer securities with an aggregate principal amount of up to US$4,219,111,229 (or the equivalent in other currencies) in the United States. The debt securities will be direct, unconditional and unsecured external indebtedness of Chile. The debt securities will at all times rank at least equally with all other unsecured and unsubordinated external indebtedness of Chile. The full faith and credit of Chile will be pledged for the due and punctual payment of all principal and interest on the securities.

        The debt securities will contain "collective action clauses," unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Chile's public external indebtedness issued prior to December 2, 2014, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the notes) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

        Chile will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

        Chile may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

        You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2016.

i

 ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the securities Chile may offer. Each time Chile sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading "General Information—Where You Can Find More Information."

        This prospectus is based on information that is publicly available or that Chile has supplied, unless otherwise expressly stated. Chile confirms that:

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  the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

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  it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

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  it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

        Chile is a foreign sovereign state. Therefore, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Chile. Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is used by Chile's diplomatic and consular missions and the residences of the heads of such missions or for military purposes, including such property which is property of a military character or under the control of a military authority or defense agency, since such waiver is not permitted under the laws of Chile. Chile will irrevocably submit to the jurisdiction of any federal or state court in the Borough of Manhattan, The City of New York and will irrevocably waive, to the fullest extent permitted by law, any immunity from the jurisdiction of such courts in connection with any action based upon the securities covered by this prospectus or brought by any holder of securities covered by this prospectus. Nevertheless, Chile reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Foreign Sovereign Immunities Act, with respect to any action brought against it under the U.S. federal securities laws or any state securities laws. In the absence of Chile's waiver of immunity with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Chile unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action.

        Even if investors are able to obtain a judgment against Chile, the enforceability in Chile of such a judgment is dependent on such judgment not violating the principles of Chilean public policy.

FORWARD-LOOKING STATEMENTS

        The following documents related to Chile's securities offered by this prospectus may contain forward-looking statements:

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  this prospectus;

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  any prospectus supplement; and

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  the documents incorporated by reference in this prospectus or any prospectus supplement.

        Forward-looking statements are statements that are not about historical facts, including statements about Chile's beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Chile undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Chile's economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

        Forward-looking statements involve inherent risks and uncertainties. Chile cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

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  Adverse external factors, such as high international interest rates, low copper and mineral prices and recession or low growth in Chile's trading partners. High international interest rates could negatively affect Chile's current account and could increase budgetary expenditures. Low copper and mineral prices could decrease the government's revenues and could negatively affect the current account. Recession or low growth in Chile's trading partners could lead to fewer exports from Chile and lower growth in Chile;

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  Instability or volatility in the international financial markets, including in particular continued or increased distress in the financial markets of the European Union, could lead to domestic volatility, which may adversely affect the ability of the Chilean government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, and portfolio investments in particular;

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  Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

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  Other adverse factors, such as energy deficits or restrictions, climatic or seismic events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

        Chile is a subscriber to the International Monetary Fund's Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released on the so-called "Advance Release Calendar." For Chile, precise dates or "no-later-than-dates" for the release of data under the SDDS are disseminated for the current month and three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund's Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund's Dissemination Standards Bulletin Board. The SDDS's Internet website is located at http://dsbb.imf.org/Pages/SDDS/Home.aspx. Neither Chile nor any agents or underwriters acting on behalf of Chile in connection with the offer and sale of securities, as contemplated in this prospectus or in any prospectus supplement, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, Chile will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government. Chile may also issue securities to be offered in exchange for any of its outstanding securities.

 DESCRIPTION OF THE SECURITIES

        This prospectus provides a general description of the debt securities and warrants that Chile may offer. Each time Chile offers securities, Chile will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

        Chile will issue the debt securities under an indenture between Chile and The Bank of New York Mellon, as trustee. Chile has filed the indenture (as supplemented from time to time) and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

  General

        The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

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  the title;

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  any limit on the aggregate principal amount;

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  the issue price;

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  the maturity date or dates;

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  if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

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  the form of debt security (global or certificated and registered);

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  any mandatory or optional sinking fund provisions;

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  any provisions that allow Chile to redeem the debt securities at its option;

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  any provisions that entitle the holders to repayment at their option;

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  the currency in which the debt securities are denominated and the currency in which Chile will make payments;

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  the authorized denominations;

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  a description of any index Chile will use to determine the amount of principal or any premium or interest payments; and

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  any other terms that do not conflict with the provisions of the indenture.

        Chile may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

        Chile may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Chile may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Chile will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplements for these offerings.

        Chile is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

  Status

        The debt securities will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness (as defined below) of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the debt securities ratably with payments being made under any other external indebtedness.

        For this purpose, "external indebtedness" means obligations of or guaranteed by Chile for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable in a currency other than Chilean pesos, including those which at the option of any holder are so denominated or payable.

  Payment of Principal and Interest

        Chile will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See "—Global Securities" below.

        Chile will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Chile will arrange for such payments by wire transfer or by check mailed to the registered holders at their registered addresses.

        If any money that Chile pays to the trustee or any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile on Chile's written request. Chile will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Chile's obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See "—Limitations on Time for Claims" below.

  Additional Amounts

        All payments by Chile in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Chile, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a "relevant tax"), unless the withholding or deduction of any such relevant tax is required by law. In that event, Chile will pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to holders that are not residents of Chile ("additional amounts"), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

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  imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Chile other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

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  imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Chile of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile's agent has provided the trustee with at least 60 days' prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such holder or beneficial owner or other person's obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY; or

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  imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on any date during such 30-day period.

        As used in this paragraph, "relevant date" in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to "principal" and/or "interest" under the indenture also refers to any additional amounts which may be payable under the indenture.

        Chile will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in Chile or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the debt securities or any other document or instrument referred to therein. Chile will also indemnify the holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of Chile under the debt securities or any other document or instrument referred to therein following the occurrence of any event of default described in "—Default and Acceleration of Maturity."

  Form and Denominations

        Unless otherwise provided in the applicable prospectus supplement, Chile will issue debt securities:

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  denominated in U.S. dollars;

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  in fully registered book-entry form;

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  without coupons; and

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  in denominations of US$1,000 and integral multiples of US$1,000.

  Redemption, Repurchase and Early Repayment

        Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Chile or repayable before maturity at the option of the holder. Nevertheless, Chile may at any time repurchase the debt securities at any price in the open market or otherwise. Chile may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

  Negative Pledge

        Chile will not grant or allow any lien to be placed on its assets or revenues as security for any of its public external indebtedness unless it contemporaneously grants or allows a lien that provides security on the same terms for Chile's obligations under any debt securities.

        For this purpose:

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  a "lien" means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date of the indenture or at any time thereafter, and

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  "public external indebtedness" is external indebtedness (as described above under "—Status") that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

        However, Chile may grant or agree to certain permitted types of liens as described below:

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  any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

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  any lien on property to secure public external indebtedness incurred to finance Chile's acquisition or construction of the property, and any renewal or extension of the lien which is limited to the original property covered by it and which secures any renewal or extension of the original financing without any increase in the amount of the lien;

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  any lien on property arising by operation of any law in force as of the date of this prospectus in connection with public external indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers' liens with respect to property held by financial institutions, which in each case are deposited with or delivered to the financial institutions in the ordinary course of the depositor's activities;

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  any lien existing on property at the time of acquisition and any renewal or extension of that lien which is limited to the original property covered by the lien and which secures any renewal or extension of the original financing secured by the lien at the time of the acquisition without increasing the amount of the original secured financing;

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  any lien in existence as of the date of the indenture; and

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  any lien securing public external indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of the public external indebtedness agree to limit their recourse to the assets and revenues of the project as their principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

  Default and Acceleration of Maturity

        Each of the following is an event of default under any series of debt securities:

  1.
  Non-Payment: Chile's failure for a period of 30 days to make a payment of principal or interest when due on any debt security of that series; or

  2.
  Breach of Other Obligations: Chile's failure to observe or perform any of its covenants or obligations under that series of the debt securities or the indenture for 60 days following written notice to Chile to remedy the failure by the trustee or persons holding debt securities representing 25% of the aggregate principal amount of the debt securities of the affected series outstanding; or

  3.
  Cross Default:

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  Chile's failure beyond the applicable grace period to make any payment when due on any public external indebtedness in principal amount greater than or equal to US$20,000,000; or

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  acceleration on any public external indebtedness of Chile in principal amount greater than or equal to US$20,000,000 due to an event of default, unless the acceleration is rescinded or annulled; or

  4.
  Moratorium: Chile or certain Chilean courts declare a general suspension of payments or a moratorium on payment of its public external indebtedness; or

  5.
  Validity: Chile, or any governmental entity of Chile which has the legal power to contest the validity of the debt securities, contests the validity of the debt securities of that series in any type of formal proceeding.

        If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Chile, with a copy to the trustee.

        Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences on behalf of the holders of all of the debt securities of that series if:

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  following the declaration that the principal of the debt securities of that series has become due and payable immediately, Chile deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable to the trustee and their respective agents, attorneys and counsel; and

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  all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

  Suits for Enforcement and Limitations on Suits by Holders

        If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

  Meetings, Amendments and Waivers—Collective Action

        Chile may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Chile will determine the time and place of the meeting. Chile will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

        In addition, Chile or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Chile or the trustee (with a copy to Chile) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Chile will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

        Only holders and their proxies are entitled to vote at a meeting of holders. Chile will set the procedures governing the conduct of the meeting and if additional procedures are required, Chile will consult with the trustee to establish such procedures as are customary in the market.

        Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Chile will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Chile.

        The holders may generally approve any proposal by Chile to modify or take action with respect to the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

        However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Chile that would do any of the following (such subjects referred to as "reserve matters"):

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  change the date on which any amount is payable on the debt securities;

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  reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

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  reduce the interest rate on the debt securities;

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  change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

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  change the currency or place of payment of any amount payable on the debt securities;

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  modify Chile's obligation to make any payments on the debt securities (including any redemption price therefor);

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  change the identity of the obligor under the debt securities;

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  change the definition of "outstanding debt securities" or the percentage of affirmative votes or written consents, as the case may be, required to make a "reserve matter modification";

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  change the definition of "uniformly applicable" or "reserve matter modification";

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  authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Chile or any other person; or

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  change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

        A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

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  the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

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  where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain "uniformly applicable" requirements are met; or

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  where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the "uniformly applicable" requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

        "Uniformly applicable," as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

        Chile may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any debt securities issued under the indenture prior to May 5, 2015 are included in a proposed modification affecting two or more series that seeks holder approval pursuant to a single aggregated vote, that modification shall be uniformly applicable (as described above) to all such series.

        Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Chile will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

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  a description of Chile's economic and financial circumstances that are in Chile's opinion, relevant to the request for the proposed modification, a description of Chile's existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

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  if Chile shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

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  a description of Chile's proposed treatment of external indebtedness instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

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  if Chile is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

        For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Chile or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality, except that (x) debt securities held by Chile or any public sector instrumentality of Chile or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee's right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee's right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality.

        As used in the preceding paragraph, "public sector instrumentality" means any department, ministry or agency of Chile, and "control" means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

  Other Amendments

        Chile and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

  •
  adding to Chile's covenants for the benefit of the holders;

  •
  surrendering any of Chile's rights or powers with respect to the debt securities of that series;

  •
  securing the debt securities of that series;

  •
  curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

  •
  amending the debt securities of that series or the indenture in any manner that Chile and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

  •
  correcting a manifest error of a formal, minor or technical nature.

  Further Issues of Debt Securities

        Chile may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, issue price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

        If Chile issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Chile will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

        Chile may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Chile and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

  •
  the initial offering price;

  •
  the currency you must use to purchase the warrants;

  •
  the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

  •
  the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

  •
  the exercise price or ratio;

  •
  the procedures of, and conditions to, exercise the warrants;

  •
  the date or dates on which you must exercise the warrants;

  •
  whether and under what conditions Chile may cancel the warrants;

  •
  the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

  •
  the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

  •
  the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

  •
  the identity of the warrant agent;

  •
  any special U.S. federal income tax considerations; and

  •
  any other terms of the warrants.

        The warrants will be direct, unconditional and unsecured obligations of Chile and do not constitute indebtedness of Chile.

Global Securities

        The Depository Trust Company, or DTC, Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Chile nor the trustee will be responsible for DTC's, Euroclear's or Clearstream, Luxembourg's performance of their obligations under their rules and procedures. Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

        Chile may issue debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Chile refers to the intangible securities represented by a global security as "book-entry" securities.

        When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under "—Certificated Securities," it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

        Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A "direct participant" is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An "indirect participant" is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

        Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

  Ownership of Book-Entry Securities

        If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in "street name."

        When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Chile and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Chile and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

        As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

  •
  you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under "—Certificated Securities";

  •
  you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

  •
  you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

  Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

        The following description reflects Chile's understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time.

        It is important for you to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

        When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary's account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day (European time) after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

        A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

        When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

        Chile will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

  •
  the depositary notifies Chile that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Chile does not appoint a successor depositary or clearing agency within 90 days;

  •
  the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

  •
  Chile elects not to have the securities of a series represented by a global security or securities.

        If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Chile may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Chile and to the trustee an indemnity under which it will agree to pay Chile, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Chile and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

        If Chile issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

        Chile will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Chile may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

Notices

        Chile will mail any notices to the holders of the notes at their registered addresses as reflected in the books and records of the trustee. Chile will consider any mailed notice to have been given five Business Days after it has been sent.

        All notices to holders will be published in a leading newspaper having general circulation in London (which is expected to be the Financial Times). As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Chile will also publish notices in a leading newspaper with general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication in a leading newspaper in Luxembourg is not practicable, Chile will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

Trustee

        The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Chile or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agent; Transfer Agents; Registrar

        Chile may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, which will be listed at the back of the relevant prospectus supplement. Chile may at any time appoint other paying agents, transfer agents and registrars with respect to a series. Chile, however, will at all times maintain a principal paying agent in a United States city and a registrar in New York City for each series until the securities of that series are paid. Chile will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

        In addition, Chile will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange so long as the rules of the Luxembourg Stock Exchange so require.

Limitation on Time for Claims

        To the extent permitted by law, claims against Chile for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within five years of the date on which that payment first became due.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

        The debt securities and the indenture provide, and any warrants and warrant agreement will provide, that Chile will appoint and permanently maintain the person acting as or discharging the function of the Consul General of Chile in the City of New York, with an office on the date of this prospectus at 866 United Nations Plaza, Suite 601, New York, New York 10017. Such Consul General shall act as, and process may be served upon Chile's process agent in connection with any judicial action or proceeding commenced by any security holder, the trustee, a warrant agent or any underwriter arising out of or relating to the indenture and any warrant agreement, if any, as well as from any debt securities or warrants, if any, issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts.

        The process agent will receive on behalf of Chile and its property service of copies of the summons and complaint and any other process, which may be served in any action or proceeding arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts. Due service of process may be made by officially delivering a copy of the process to Chile, at the address of the process agent, or by any other method permitted by applicable law, but not by mail. In addition, Chile will authorize and direct the process agent to accept such service on its behalf.

        Chile is a foreign sovereign state. Consequently, it may be difficult for holders of the securities to obtain judgments from courts in the United States or elsewhere against Chile. Furthermore, it may be difficult for investors to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Chile. Chile has been advised by Morales & Besa Limitada, Abogados, special Chilean counsel to Chile, that there is doubt as to the enforceability of liabilities predicated solely upon the U.S. federal securities laws in a suit brought in Chile and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

        To the extent that Chile may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced arising out of or relating to the indenture and any warrant agreement, as well as out of or relating to any debt securities or warrants issued thereunder, to claim for itself or its revenues or assets any immunity from suit, jurisdiction, attachment in aid of execution of a judgment or prior to a judgment, execution of a judgment or any other legal process with respect to its obligations under the indenture and any warrant agreement, as well as under any debt securities or warrants issued thereunder, and to the extent that in any jurisdiction there may be attributed to Chile this immunity (whether or not claimed) Chile will irrevocably agree not to claim and will irrevocably waive this immunity to the maximum extent permitted by law, except for actions arising out of or based on the U.S. federal securities laws or any state securities laws. However, Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is destined to diplomatic and consular missions and to the residence of the head of these missions or to military purposes, including any property, which is property of a military character or under the control of a military authority or defense agency, or the rights and property of the Chilean Central Bank abroad, since this waiver is not permitted under the laws of Chile. Chile agrees that the waivers described in this provision are permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of that Act.

        Chile reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to any action brought against it under the U.S. federal securities laws or any U.S. state securities laws. In the absence of a waiver of immunity by Chile with respect to those actions, it would not be possible to obtain a U.S. judgment in an action brought against Chile under the U.S. federal securities laws or state securities laws unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to the action.

        Chile will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, the posting of any bond or the furnishing, directly or indirectly, of any other security.

        A final judgment obtained against Chile for the payment of a fixed or readily calculable sum of money rendered by any New York State or federal court sitting in the City of New York having jurisdiction under its laws over Chile in an action arising out of the indenture or any warrant agreement, or the debt securities or warrants, if any, issued thereunder, can be enforced against Chile in the courts of Chile without any retrial or re-examination of the merits of the original action as long as the following conditions are met (the satisfaction or non-satisfaction of which is to be determined by the Supreme Court of Chile):

  •
  if there exists a treaty as to the enforcement of judgments between Chile and the United States, such treaty will be applied. As at the date hereof no such treaty exists between Chile and the United States;

  •
  if there is no treaty, the judgment will be enforced if there is reciprocity as to the enforcement of judgments (i.e., a United States court would enforce a comparable judgment of a Chilean court under comparable circumstances);

  •
  if it can be proven that there is no reciprocity, the judgment cannot be enforced in Chile;

  •
  if reciprocity cannot be proven, the judgment will be enforced if it has not been rendered by default within the meaning of Chilean law, that is, if valid service of process was effected upon the parties to the action, unless the defendant can prove that it was prevented from assuming its defense. Under Chilean law, service of process effected through the mail is not considered proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served on Chile by means of the mail may be effectively contested by Chile; and

  •
  if the judgment is not contrary to Chilean public policy and does not affect in any way properties located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

        Any treaty as to the enforcement of foreign judgments entered into in the future between Chile and the United States of America could supersede the foregoing.

        To enforce in Chile a judgment of a New York State or federal court sitting in the City of New York rendered in relation to any of the securities, the indenture or any warrant agreement, the judgment must be presented to the Supreme Court of Chile, in a form complying with the authentication requirements of Chilean law, including an official translation of the same in Spanish. The Supreme Court will conduct a hearing limited to enforcement and not the merits of the case.

        If the Chilean Supreme Court orders Chile to make payment, it shall deliver notice to the Ministry of Finance in this regard, with a copy of such notice to the Council for the Defense of the State (Consejo de Defensa del Estado, or CDE). After receiving a copy of such notice, the President of the Council for the Defense of the State will inform the Ministry of Finance to whom the payment must be made. The Ministry of Finance will then issue a decree instructing the Chilean Treasury (Tesorería General de la República) to make the payment.

Indemnification for Foreign Exchange Rate Fluctuations

        Chile's obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the "agreement currency," with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Chile agrees to pay the difference. The holder, however, agrees to reimburse Chile for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Chile is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Chile for any excess.

Governing Law

        The indenture and the securities are governed by and construed in accordance with the law of the State of New York unless otherwise specified in any series of debt securities, except that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

 TAXATION

        The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities. Chile does not currently have a tax treaty in effect with the United States.

Chilean Taxation

        The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a "foreign holder." For this purpose, foreign holder means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual holder is deemed a resident of Chile if he or she has remained in Chile for more than six months in one calendar year, or for more than six months in two consecutive calendar years); or (ii) in the case of a legal entity, a legal entity that is not domiciled in Chile even if organized under the laws of Chile, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Chile.

        Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See "Description of the Securities—Additional Amounts." A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

        Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Capital gains realized on the sale or other disposition by a foreign holder of the debt securities generally will not be subject to any Chilean taxes provided that this sale or other disposition occurs outside of Chile (except that any premium payable on redemption of the debt securities will be treated as interest and subject to the Chilean interest withholding tax, as described above).

        A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of foreign holder's death or gift, or (ii) if the bonds are not located in Chile at the time of a foreign holder's death, if the debt securities were purchased or acquired with income obtained from Chilean sources.

        The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

        The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, or United States persons (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder's particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

        In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

  •
  a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the debt securities, the United States federal income tax treatment of partners in the partnership generally will depend on the activities of the partnership and the status of the partner, and special considerations may apply to your investments in the debt securities. Prospective investors that are partners in partnerships (or entities treated as partnerships for United States federal income tax purposes) should consult their own tax advisors regarding the United States federal income tax consequences to them of the purchase, ownership and disposition of the debt securities.

        If you are a United States person, the interest you receive on the debt securities (including Additional Amounts) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. In the event the debt securities issued with more than de minimis original issue discount ("OID") for U.S. federal income tax purposes, United States persons will be required to include OID in income on a constant-yield basis over the life of the debt securities. The rest of the discussion assumes that the debt securities will be issued without OID. Interest payments (including Additional Amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute "passive category income." If you are a United States person, withholding tax levied by the government of Chile will be eligible:

  •
  for deduction in computing your taxable income, or

  •
  at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

        The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

        If you are a United States person, when you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

        Gain or loss recognized by a United States person on the sale, redemption, retirement or other taxable disposition of the debt securities will generally be United States-source gain or loss. Accordingly, if Chilean withholding tax is imposed on the sale or disposition of the debt securities, a United States person may not be able to fully utilize its United States foreign tax credits in respect of such withholding tax unless such United States person has other foreign source income. You should consult with your own tax advisors regarding the availability of foreign tax credits.

        Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a United States person, the interest payments (including any Additional Amounts) that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service, or the IRS, to establish that you are not a United States person.

        If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

  •
  your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

  •
  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a "tax home" in the United States.

        Information returns may be required to be filed with the IRS in connection with payments made to certain United States persons. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are a United States person, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

        A debt security held by an individual holder who at the time of death is a non-resident alien generally will not be subject to United States federal estate tax.

European Union Directive on the Taxation of Savings Income

        Under Council Directive 2003/48/EC on the taxation of savings income, the "Savings Directive", each member state of the European Union, each a "Member State", is required to provide to the tax authorities of another such Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. The Savings Directive will, however, be repealed with effect from January 1, 2016 in the case of Member States other than Austria and from January 1, 2017 in the case of Austria.

        Austria will, until January 1, 2017 (unless during such period it elects otherwise), operate a withholding system in relation to such payments instead of an information reporting system. The rate of withholding is 35.0%. However, the beneficial owner of the interest (or similar income) payment may elect that certain provision of information procedures should be applied instead of withholding, provided that certain conditions are met. This transitional period would terminate if agreement by certain non-European Union countries to exchange of information relating to such payments were reached.

        The repeal of the Savings Directive is to prevent overlap with the new mandatory automatic exchange of financial account information to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the Field of Taxation (as amended), or the "DAC". The DAC is generally broader in scope than the Savings Directive, although it does not allow Member States to impose withholding taxes instead of information reporting. The repeal of the Savings Directive will also be subject to on-going requirements to fulfill administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before the effective dates of the repeal.

        A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted similar measures to the Savings Directive. Some of those measures have been revised to be aligned with the DAC, and other such measures may be similarly revised in the future.

        Investors who are in any doubt as to their position should consult their professional advisers.

The Proposed Financial Transactions Tax

        The European Commission has published a proposal, or the "Commission's Proposal", for a Directive for a common financial transactions tax, or "FTT", in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or the "participating Member States".

        The Commission's Proposal has very broad scope and could, if introduced in its published form, apply to certain dealings in the debt securities in certain circumstances.

        Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

        In December 2015, a joint statement was issued by the participating Member States (except Estonia), indicating an intention to make decisions on the remaining open issues by the end of June 2016.

        Prospective holders of the debt securities are advised to seek their own professional advice in relation to the FTT.

 PLAN OF DISTRIBUTION

General

        Chile may sell the securities in any of three ways.

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  through underwriters or dealers;

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  directly to one or more purchasers; or

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  through agents.

        Each prospectus supplement will set forth, relating to an issuance of the securities:

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  the name or names of any underwriters, dealer/managers or agents;

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  the purchase price of the securities, if any;

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  the proceeds to Chile from the sale, if any;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any agents' commissions;

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  any initial public offering price of the securities;

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  any concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which such securities may be listed.

        If Chile uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Chile may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

        Chile may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act. The agents and underwriters may also be entitled to contribution from Chile for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Chile in the ordinary course of business.

        Chile may not publicly offer or sell the securities in Chile unless it so specifies in the applicable prospectus supplement.

        Chile may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment.

        Chile may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

        Chile may offer the securities to holders of other securities of Chile as consideration for Chile's purchase or exchange of the other securities. Chile may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

        Chile will generally not register under the U.S. Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Chile cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Chile offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

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  have not been and will not be registered under the U.S. Securities Act; and

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  may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act.

        Each underwriter or dealer will agree that:

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  it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

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  neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

        Information in this prospectus whose source is identified as a publication of Chile or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of Chile. All other information in this prospectus and in the registration statement for the securities that Chile has filed with the SEC is included as a public official statement made on the authority of Alejandro Micco Aguayo, the Undersecretary of the Ministry of Finance of Chile.

VALIDITY OF THE SECURITIES

        The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

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  For Chile:

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  As to all matters of Chilean law, Morales & Besa Limitada, Abogados, special Chilean counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement; and

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  As to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement.

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  For the underwriters, if any:

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  As to all matters of Chilean law, any Chilean counsel to the underwriters named in the applicable prospectus supplement; and

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  As to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement.

        As to all matters of Chilean law, Cleary Gottlieb Steen & Hamilton LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement, may rely upon the opinion of any Chilean counsel to the Republic named in the applicable prospectus supplement.

        As to all matters of U.S. law, any Chilean counsel to the Republic named in the applicable prospectus supplement, may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement.

 AUTHORIZED REPRESENTATIVE

        The authorized representative of Chile in the United States of America is Francisco Del Campo Lagos, Consul General of Chile in New York, whose address is 866 United Nations Plaza, Suite 601, New York, NY 10017.

GENERAL INFORMATION

Authorization

        The Executive Power of Chile will authorize each issuance of the securities by supreme decree. Chile will obtain all consents and authorizations necessary under Chilean law for the issuance of the securities and has obtained all consents and authorizations necessary for the execution of the indenture.

Litigation

        Except as described under "Government Expenditures—Government Litigation" in our annual report on Form 18-K, neither Chile nor the Ministry of Finance of Chile is involved in any litigation or arbitration proceeding which is material in the context of the issue of the securities. Chile is not aware of any similarly material litigation or arbitration proceeding that is pending or threatened.

Where You Can Find More Information

        Chile has filed a registration statement for the securities with the SEC under the U.S. Securities Act. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

        Chile is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended. Chile commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2014. These reports include certain financial, statistical and other information concerning Chile. Chile may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

        You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC's public reference room in Washington, D.C. or over the Internet at www.sec.gov.

SEC Public Reference Room
100 F Street, N.E.--
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information.

        The SEC allows Chile to incorporate by reference some information that Chile files with the SEC. Incorporated documents are considered part of this prospectus. Chile can disclose important information to you by referring you to those documents. The following documents, which Chile has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

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  Chile's annual report on Form 18-K for the year ended December 31, 2014 filed with the SEC on May 5, 2015 (File No. 001-02574)(the "2014 Annual Report");

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  Amendment No. 1 on Form 18-K to the 2014 Annual Report filed with the SEC on May 19, 2015;

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  Amendment No. 2 on Form 18-K to the 2014 Annual Report filed with the SEC on June 3, 2015; and

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  Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the debt securities and warrants are sold.

        Later information that Chile files with the SEC will update and supersede earlier information that it has filed.

        As long as any series of the debt securities or any warrants are listed on the Luxembourg Stock Exchange, you may receive free of charge copies of the following documents with respect to such securities on any business day at the offices of the paying agents in Luxembourg:

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  the indenture incorporating the forms of the debt securities;

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  the relevant warrant agreement;

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  English translations of the relevant supreme decree; and

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  copies of the most recent annual economic report of Chile.

ISSUER
Republic of Chile The Ministry of Finance Teatinos 120, Piso 12 Santiago, Chile Postal Code 8340487
TRUSTEE
The Bank of New York Mellon 101 Barclay Street, Floor 7E New York, New York 10286 Attn: Global Corporate Trust
PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG
The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg
LISTING AGENT
The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg
LEGAL ADVISORS TO CHILE
As to New York law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America	As to Chilean law Morales & Besa Ltda. Av. Isidora Goyenechea 3477, piso 19, Las Condes, Santiago, Chile Postal Code 7550106
LEGAL ADVISORS TO THE UNDERWRITERS
As to New York law Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States of America	As to Chilean law Philippi, Prietocarrizosa, Ferrero DU & Uría SpA El Golf 40, 20th Floor, Las Condes, Santiago, Chile Postal Code 7550107